EXHIBIT 10.4

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such exclusions have been marked with a [****].

SECOND AMENDMENT TO PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

This Second Amendment (“Second Amendment”) to that certain Private Label Credit Card Program Agreement dated June 29, 2018 is made and entered into effective this 23rd day of October, 2020 (“Second Amendment Effective Date”) by and between Victoria’s Secret Stores, LLC (“Victoria’s Secret”), VS Service Company, LLC by change of name and organizational form from L Brands Direct Marketing, Inc., and L Brands Direct Fulfillment, LLC by change of organizational form from L Brands Direct Fulfillment, Inc. (collectively referred to as “Direct”), and VSPR Store Operations, LLC by change of name from Puerto Rico Store Operations, LLC (“Puerto Rico”) (“Victoria’s Secret,  Direct,  and Puerto Rico collectively hereinafter referred to as “VS”) and Comenity Bank (“Bank”) (VS and Bank are referred to collectively as  the “Parties”).

WHEREAS, VS and Bank entered into that certain Private Label Credit Card Program Agreement dated June 29, 2018 (the “Agreement”);

WHEREAS, the Agreement provides that the Bank will convert the Credit Cards to Chip Cards once VS has completed the necessary upgrade of its POS systems to accept such cards;

WHEREAS, the Parties desire to use services and network provided by Mastercard International Inc. (“Mastercard”) to facilitate Chip Card transactions and enable certain digital functionality as described herein; and

WHEREAS, VS and Bank desire to add and change terms to the Agreement as set forth in this Second Amendment to accommodate these Program enhancements.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which has been agreed upon by the parties, VS and Bank agree to supplement and amend the Agreement with the following terms applicable to the utilization of the Mastercard services and private label network to facilitate Chip Card transactions and enable certain related digital functionality:

1.     Definitions. Each term used herein which is not defined in this Second Amendment shall have the meaning assigned to such term in the Agreement. The following definitions shall apply for the purposes of this Second Amendment:

“Digital Payment Application” means an end-user mobile application for the Plan that: (a) operates with an Enabled Wallet and has been approved by VS and the applicable Enabled Wallet Provider; (b)

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enables the Digitization Enablement Services to provision a Credit Card to the Cardholder’s mobile device; (c) can only be used to initiate contactless and DSRP Transactions payment transactions through the Plan; and (d) is in compliance with the applicable Mastercard Requirements.

“Digitization Enablement Services” has the meaning set forth in Section 3.

“DSRP Implementation” means a software application that (a) complies with Mastercard’s Digital Secure Remote Payment specifications; (b) is either implemented on VS’ e-commerce website or otherwise allows a Cardholder to use a Token within an Enabled Wallet to initiate a payment transaction with VS through the Plan without requiring the Enabled Wallet to interact with an NFC or RFID-enabled point-of-sale device or other physical device (a “DSRP Transaction”); and (c) enables DSRP Transactions solely with VS.

“DSRP Transaction” has the meaning set forth within “DSRP Implementation” above.

“Enabled Wallet” means any digital wallet that complies with all applicable Mastercard Requirements and is approved by Mastercard, Bank and VS for use in the Plan.

“Enabled Wallet Provider” means a Person to whom Mastercard has licensed the applicable documentation so that such Person may develop and provide an Enabled Wallet.

“M/Chip” means a payment application that Mastercard deems to be compatible with its published specifications.

“M/Chip Card” has the meaning set forth in Section 3.

“M/Chip Digital Specifications” means the specification documents relating to the digital Services and provided or made available to VS by Bank on behalf of Mastercard from time to time.

“M/Chip Manuals” means the documents relating to the Services and provided or made available to VS by Bank on behalf of Mastercard from time to time.

“Marketing Materials” means all publicly released materials, digital or tangible, that market, promote or otherwise publicly refer to a Party or its products or services, including banner advertisements and promotional emails.

“Networks” means Visa Incorporated, Visa Europe, American Express Company, PayPal, Inc., JCB Co. Ltd., China Union Pay Company Ltd., Discover Financial Services, FireEye, Inc., Fair Isaac Corporation (FICO), any payment network, any financial institution which provides credit card, debit card, or payment card authentication services, any other third Person that provides credit card, debit card, or payment card authentication services, any other person or entity that Mastercard from time to time determines to be  included under this definition, and each of the foregoing Persons’ Affiliates, joint ventures, successors, and assigns.

“Mastercard Property” means (a) the Digitization Enablement Services, the Mastercard Requirements, the Tokens, Mastercard’s Marketing Materials, Mastercard’s Trademarks, and Mastercard’s Confidential Information; (b) all other products, services, documentation, software, know-how, and technology owned or used by Mastercard; (c) any derivative works, improvements and

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modifications made to any of the foregoing by Mastercard or its licensors or on its or their behalf, regardless of whether based upon feedback, information or materials provided by VS or any other Person.

“Mastercard Requirements” means the Mastercard Private Label Rules, M/Chip Digital Specifications and the M/Chip Manuals provided to VS by Bank on Mastercard’s behalf in connection with the services, as amended or supplemented by Mastercard in its sole discretion.

“PVL” Mastercard Private Label Program’s transaction authorization and settlement functionality.

“Token” means a numeric value generated by the Digitization Enablement Services that, for purposes of the Plan:  (a) is a surrogate for a Credit Card; (b) is issued in compliance with the EMVCo EMV Payment Tokenization Specification Technical Framework Version 2.0, as amended from time to time; (c) passes the basic validation rules for a primary account number (PAN), including the Luhn Formula for Computing Modulus 10 Check Digit; and (d) can be used only in payment transactions initiated from an Enabled Wallet for payment through the Plan.

“Trademarks” means trademarks, service marks, trade names, trade dress, logos, corporate names, domain names, and other indicia of origin.

2.     2019/2020 Chip Card Reissue.  Pursuant to Section 2.1(d) of the Agreement, VS represents that it has completed the necessary upgrade of its POS systems to accept EMV-enabled Credit Cards with an embedded microchip in order to support a conversion of the Credit Cards to M/Chip Cards. For avoidance of doubt, M/Chip Cards are Credit Cards as defined in the Agreement and references to Credit Cards shall include M/Chip Cards.

3.     Mastercard Services and Specifications.    VS and Bank desire to use Mastercard’s services in support of the following enhancements to the Plan: i) use of the PVL; ii) developing and issuing an EMV-enabled Credit Card with an embedded microchip that is compatible with Mastercard’s specifications (“M/Chip Card”); iii) tokenization services enabling the M/Chip Card to be digitized and provisioned into a digital wallet (“Digitization Enablement Services”); and iv) enabling the ability to accept digital wallet payments within the VS mobile application (“Digital Secure Remote Payments” or “DSRP”) (M/Chip Card, Digitization Enablement Services and DSRP are collectively, the “Services”). Bank agrees to enter into a licensing and services agreement with Mastercard to obtain the necessary rights and service commitments to implement the Services.

3.1     VS and Bank shall comply with the Mastercard Requirements as applicable to implement and maintain the Services.

3.2     VS will take the actions and implement the capabilities necessary to implement and maintain the Services.  See the VS PLCC Angel Card Embedded Chip Project – High Level Scope/Processes Review and Bank Implementation Guide attached hereto as Addendum A and incorporated herein by reference.

4.     Digitization Enablement Services

4.1     The Digitization Enablement Services (as more fully described in the Mastercard Requirements) include the following: (a) routing data in support of provisioning flows for M/Chip Cards (including user identification and verification); (b) generating Tokens, designating Tokens to M/Chip Card, and

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provisioning Tokens to Enabled Wallets; (c) managing delivery of M/Chip Card art; (d) Token mapping; (e) crypto validation; (f) customer service tools; and (g) routing instructions to Enabled Wallets based on Mastercard and Bank events (e.g., lifecycle management events, such as Token suspensions and deactivations). Notwithstanding anything to the contrary in this Second Amendment, M/Chip Cards will be enabled for provisioning into only those digital wallets approved by Bank and VS in writing.

4.2     Token Issuer Data. VS and Bank agree that Mastercard may deliver the following transaction-specific information to the user interfaces of Enabled Wallet Providers for payment transactions executed through the Plan, such information may include, but is not limited to, the following: recordId, transactionIdentifier, transactionType, amount, currencyCode, authorizationStatus, transactionTimestamp, merchantName, merchantType, merchantPostalCode, and tokenUniqueReference.

5.     DSRP Implementation

5.1     VS acknowledges that in order to accept remote payment transactions initiated by a Digital Payment Application (i.e., transactions where the Credit Card or an Enabled Wallet is not physically present, such as in-app, online, and other e-commerce transactions), VS must have DSRP Implementation enabled.

5.2     VS agrees to: a) use the Mastercard Requirements solely to develop DSRP Implementations for use in the Plan, and b) use such DSRP Implementations solely for the purpose of authorizing DSRP Transactions made through the Plan.

6.     Plan Trademarks.  For purposes of the utilization of the Mastercard services and private label network to facilitate M/Chip Card transactions and enablement of certain related digital functionality VS hereby grants to Bank, as of the Second Amendment Effective Date, a nonexclusive, worldwide, limited, nontransferable license, to copy, distribute, display, and use VS’ Trademarks designated by VS to Bank for use in the Plan, and agrees that Bank may sub-license those rights as needed to Mastercard and Enabled Wallet Providers, solely as outlined below:

6.1     As described in the Mastercard Requirements, including for purposes of providing the Digitization Enablement Services, including the right to display VS Trademarks as part of images of an M/Chip Card that has been provisioned into an Enabled Wallet and on the user interface of Enabled Wallets.

6.2     Solely with advance written permission from VS, for Mastercard to promote, market, or otherwise describe Mastercard’s tokenization, credentialing, and digital payments capabilities in any Marketing Materials, including for the purpose of identifying the Plan as a program that uses such technology and services.

VS retains all rights in and to its Trademarks and all goodwill associated with use of the Trademarks shall inure solely to VS’ benefit.  Any permitted use of VS’ Trademarks will comply with all written trademark usage guidelines provided by VS to Bank.   VS shall have the right, in its sole and absolute discretion, to refuse any proposed use of its Trademarks in or on any M/Chip Card, M/Chip Card image, Enabled Wallet, promotional or marketing materials or otherwise; provided, however, that no reasonable use consistent with this Second Amendment as required for providing the Digitization Enablement Services, as stated in Section 6.1 above, will be refused. VS acknowledges that such a refusal may preclude VS’ utilization of the Mastercard services that are the subject of this Second Amendment.  Bank shall cease all use of the Name Rights licensed pursuant to this Second Amendment upon the termination of this Second Amendment for any reason unless Bank retains the Accounts after termination of the Second Amendment, in which case Bank may use such Name Rights

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solely in connection with the administration and collection of the balance due on the Accounts (or as otherwise provided for in the Agreement).

7.     Branding and Marketing.

7.1     VS and Bank shall ensure that no M/Chip Cards, Enabled Wallet created pursuant to Section 5 or any Digital Payment Application shall bear any Mastercard, Cirrus, Maestro, or other Trademark owned or used by Mastercard.

7.2.     VS and Bank shall ensure that no M/Chip Cards issued or used in the Plan pursuant to this Second Amendment shall bear the Trademark or functionality of any Networks.

8.     Mastercard Exclusivity for the Services.   As of the Second Amendment Effective Date and solely as it relates to the licenses granted to Bank by Mastercard for sub-license under this Second Amendment, VS: (a) shall use the Digital Payment Application only for the Plan; (b) shall not obtain any tokenization, provisioning, or similar services for the Plan from any Networks; and (c) shall not use in connection with the Plan any Trademark associated with any Networks.  The limitations and restrictions set forth in this Section 8 shall cease to apply upon expiration or termination of this Second Amendment.

9.     Restrictions.  Except as specifically set forth in this Second Amendment and then only for use in connection with the Plan, VS shall not, and shall not permit any Person to:  a) alter, enhance, modify, or create derivative works of any portion of the Digitization Enablement Services, Mastercard Requirements, or M/Chip Cards; b) use the Digitization Enablement Services, any Enabled Wallet created pursuant to Section 5, any Digital Payment Application, any DSRP Implementation, the Mastercard Requirements, or any component of any of the foregoing; c) use the M/Chip Cards or M/Chip Manuals without the prior written consent of Bank (after Bank obtains consent from Mastercard); or d) distribute, license, offer to sell, sell, supply, or otherwise provide, demonstrate, make, use, exploit, or otherwise transfer or disclose any portion of the Digitization Enablement Services, any Enabled Wallet created pursuant to Section 5, any Digital Payment Application, any DSRP Implementation, or Mastercard Requirements to any third Person.

10.     Changes to Services and Mastercard Requirements.  Mastercard may make global changes to the Digitization Enablement Services and Mastercard Requirements from time to time.  Provided that such changes are applicable to all similar network participants, Bank and/or VS may be required to implement changes to their systems in order to continue to use the Digital Payment Applications or the Digitization Enablement Services as part of the Plan.  When such changes occur, Bank will notify VS within a commercially reasonable time of Mastercard’s disclosure of the changes to Bank.  Each party shall be responsible for any costs incurred by it as a result of implementing any required changes.

11.     Mastercard’s Proprietary Rights.   VS acknowledges and agrees that Mastercard owns and shall retain all right, title, and interest, including all intellectual property rights, in and to the Mastercard Property.  If any right, title, or interest arises or vests at any time in VS to the Mastercard Property, VS shall irrevocably assign to Bank all such right, title and interest in the Mastercard Property (and Bank shall thereafter assign all such rights to Mastercard).  VS shall not use any Mastercard Property or other information provided by Mastercard to dispute or contest the validity of Mastercard’s intellectual property or other rights in the Mastercard Property.

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12.     Interchange; Fees Assessed by Others.  Bank shall not [****] shall be responsible for any fees which may be charged by Mastercard, its acquirer or any other third parties such as third party encryption or tokenization providers (which shall not be [****]).

13.     Chargebacks.  Notwithstanding Sections 12.4 and 12.5 of the Operating Procedures, provided that Credit Cards are EMV chip-enabled, Bank will not charge Company back for the following reasons when an EMV chip-enabled Credit Card is properly inserted in-store at POS to process the transaction or when an M/Chip Card is properly used via an Enabled Wallet either in-store at POS or on any VS website or mobile application: [****].  Bank will not charge Company back for the [****].

14.     Discontinuation of PVL.  In the event Mastercard discontinues availability of PVL generally or for the parties specifically, or the parties otherwise mutually agree to discontinue utilization of PVL, prior to such discontinuation of PVL the Parties shall either implement functionality to enable utilization of Bank’s traditional method for authorization and settlement of private label purchases as originally contemplated by the Agreement or utilize another mutually agreed upon private label network.  In the event of any such discontinuation of PVL by Mastercard, each party shall bear its own costs and expenses associated with the change, except that the Parties shall [****] the Plan expenses and costs incurred and documented by Bank related to the change in the card network, including the reissuance of the Credit Cards and any related changes to Forms. Notwithstanding the foregoing, if Mastercard discontinues the availability of PVL to the Parties specifically as the result of Bank’s or VS’ negligent non-compliance with the Mastercard Requirements or the M-Chip Agreement (whether directly in the case of Bank, or through the flow-through terms as set forth in this Second Amendment in the case of VS), then the non-compliant Party shall bear all reasonable Plan expenses and costs incurred and documented by the other Party related to the change in the card etwork, due to the discontinuation of the Mastercard PVL, including the reissuance of the Credit Cards and any related changes to Forms.

15.     Operating Procedures.  In addition to the provisions of Section 3.2, VS shall comply with all Mastercard Requirements applicable to utilization of Mastercard’s PVL and provision of the Digitization Enablement Services, and subject to Section 13, comply with Bank’s Operating Procedures.

16.     Merchant Identification Numbers.  Prior to VS’s utilization of the Mastercard PVL, VS shall furnish to Bank a complete and accurate list of Merchant Identification Number(s) associated with Purchases to be made hereunder and, thereafter, VS shall provide not less than ten (10) days’ written notice to Bank prior to any changes to such Merchant Identification Numbers. To the extent VS is unable or fails to provide the Merchant Identification Numbers, Bank shall be excused from its obligation to make any payments or award any reward credits that are dependent upon an accurate accounting of Net Sales, or the identification of Purchases, associated with those Merchant Identification Numbers not provided. VS shall be solely responsible for reporting complete and accurate Merchant Identification Numbers to Bank.

17.     Confidentiality.  Any information that would qualify as Confidential Information of Mastercard shall be considered Bank Confidential Information pursuant to Section 10.17 of the Agreement.  The confidentiality obligations of Section 10.17 shall not apply to the extent Bank is required to report Confidential Information to a Card Network by such Card Network’s applicable rules and regulations.

18.     Term and Termination. This Second Amendment shall be effective as of the Effective Date and shall terminate on the earlier of: (i) the termination of the Agreement, or (ii) the termination of the Mastercard M/Chip Technology Licensing & Digital Technology and Services Agreement for Private Label

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Issuers between Mastercard and Bank, dated [****] (the “M/Chip Agreement”) which has an initial term of [****] calendar years.

19.     Subcontractors.  VS and its Participating Affiliates shall be responsible for the acts and omissions of each of its and their agents, employees, and subcontractors related to such party’s performance in connection with this Second Amendment to the same extent as if such party’s actions were those of VS or its Participating Affiliate.

20.     Disclaimer of Warranties.     BANK MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT WITH RESPECT TO THE MASTERCARD PROPERTY.  THE M/CHIP CARDS AND THE MASTERCARD PROPERTY, INCLUDING THE DIGITIZATION ENABLEMENT SERVICES, ARE PROVIDED BY MASTERCARD (VIA BANK) “AS IS”, WITH ALL FAULTS, KNOWN AND UNKNOWN.  EXCEPT AS SPECIFICALLY SET FORTH HEREIN TO THE CONTRARY VS ASSUMES THE ENTIRE RISK ARISING OUT OF ITS USE OF AND/OR RELIANCE ON THE MASTERCARD PROPERTY, THE M/CHIP CARDS AND ANY DSRP IMPLEMENTATION.

21.     Royalties.  With regard to [****] on a daily basis each Business Day.   With regard to [****].

22.     Miscellaneous.

22.1     Except as expressly provided herein, all terms and conditions of the Agreement shall remain in full force and effect and shall apply to the subject matter of this Second Amendment. Wherever possible, the terms of this Second Amendment shall be read in such a manner as to avoid conflict with the Agreement but, in the event of an unavoidable conflict, the terms of this Second Amendment shall control over the terms and conditions of the Agreement solely with respect to the Services described in this Second Amendment.

22.2     This Second Amendment may be executed in counterparts, both of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment in manner and form sufficient to bind them as of the date first above written.

COMENITY BANK

By: /s/ Gregory Opincar
Title: Chief Financial Officer
Date: October 22, 2020

VICTORIA’S SECRET STORES, LLC	VS SERVICE COMPANY, LLC

By: /s/ Timothy Faber	By: /s/ Timothy Faber
Title: SVP, Treasurer	Title: SVP, Treasurer
Date: October 23, 2020	Date: October 23, 2020

VSPR STORE OPERATIONS, LLC	L BRANDS DIRECT FULFILLMENT, LLC

By: /s/ Timothy Faber	By: /s/ Timothy Faber
Title: SVP, Treasurer	Title: SVP, Treasurer
Date: October 23, 2020	Date: October 23, 2020

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LIST OF ADDENDUMS

Addendum A	VS PLCC Angel Card Embedded Chip Project – High Level Scope/Processes Review and Bank Implementation Guide

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